For More Information:
Matthew T. Murtha
Senior Vice President, Marketing
Phone: (585)-786-7611
E-mail: mtmurtha@fivestarbank.com

FOR IMMEDIATE RELEASE

Five Star Bank Appoints Karl Krebs as Executive Vice President & CFO

WARSAW, N.Y., September 2, 2009 – Five Star Bank, a wholly owned subsidiary of Financial Institutions, Inc. (Nasdaq: FISI), today announced the appointment of Karl Krebs as Executive Vice President & Chief Financial Officer, effective October 1, 2009.

“We are pleased Karl has agreed to return to Five Star Bank as a member of our executive team,” said Peter G. Humprey, president & CEO.  “Karl previously served as the senior financial officer of our largest subsidiary up to our consolidation. Together with his 25 years of diverse financial experience, Karl will be an excellent fit for our organization.”

Mr. Krebs returns to Five Star Bank after previously working for West Valley Environmental Services, LLC, where he served as a Senior Financial Specialist. Mr. Krebs will be succeeding Mr. Ronald Miller as CFO as part of the company’s management succession plan. As previously announced, Mr. Miller will be retiring in early 2010. However, Mr. Miller will continue on as the Corporate Secretary during the transition period.

As CFO, Mr. Krebs will be responsible for accounting, internal controls, financial reporting, corporate tax planning & preparation.

Krebs was awarded his Master’s degree from the State University of New York at Buffalo with a concentration in Finance and Accounting. Karl and his family are residents of Clarence, New York.

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ABOUT FIVE STAR BANK – With $2.0 billion in assets, Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 600 people. Five Star Bank along with Five Star Investment Services, both affiliates of Financial Institutions, Inc. (FII), also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on Five Star Bank is available through the company web site at www.five-starbank.com.